Exhibit 10.8

FIG PARTNERS, LLC
Energy Research & Capital Group
100 Colony Square—Suite 2250
1175 Peachtree Street, NE
Atlanta GA 30362
Member NASD & SIPC
_____________________________

Christopher S. Edmonds
Managing Principal
404.601.7245 direct
404.591.6004 facsimile
cedmonds@ercpartners.com

April 13, 2007
Mr. Daniel O’Brien
Flexible Solutions International, Inc.
2614 Queenswood Drive
Victoria British Columbia V8N 1X5
CANADA

Ref:    Private Placement—Flexible Solutions International, Inc
           Common Stock and Warrants

Dear Mr. O’Brien:

FIG Partners, LLC Energy Capital Group (“FIG”) hereby confirms our willingness to proceed on a “best efforts” basis, with the proposed private placement of common stock and warrants (the “Common Stock”) of Flexible Solutions International, Inc. (the “Company”). It is our understanding that the company desires to raise a maximum of $5 million of equity to be completed no later than April 30, 2007.

Size

The Company will offer up to approximately $5 million of new Common Stock. In addition, the company may choose to offer warrants as part of the transaction to those purchasing common shares of the company in the private placement. The Company may choose to increase or decrease the size of the offering at any time prior to closing.

Price

The final price will be determined by current market conditions at the time of the offering.

Use of Proceeds

Net proceeds to the Company from this offering will be used for general operating purposes, to fund working capital, to fun expansion of the company’s existing product lines and to fund new product offerings of the company.

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Timing and Distribution

The offering will be marketed and sold under a Private Placement Memorandum and offered through a private Subscription Agreement to accredited investors. It is expected the transaction will close no later than April 30, 2007.

Fees and Commission

The Company agrees to pay FIG a fee equal to six percent (6%) of the principal value of the Common Stock placed by FIG for sale with accredited investors. In addition, the Company agrees to provide FIG with warrants equal to 7% of the principal value of the Common Stock placed by FIG with accredited investors. The warrants will have the same provisions as the warrants offered to investors participating in this offering.

Expenses

In addition to the fees and commissions listed above, the Company agrees to pay the following expenses associated with the offering:

1.	The fees of any independent accountants, legal counsel and other consultants retained by the Company;
2.	The cost of printing the offering documents and other publications and documents necessary to complete the transaction;
3.	The fees and disbursements associated with any necessary regulatory filings;
4.
Any costs associated with preparing Common Stock certificates, as well as any transfer agents’ or registrar’s fees and similar fees associated with the issuance of warrants associated with the transaction.

Offering Conditions

The Company represents to FIG the following and FIG relies upon these representations in its decision to assume the role as placement agent in this offering:

1.	The accuracy and completeness of all representations, including an independent auditor’s opinion on the financial statements of the Company;
2.	Compliance with any applicable statutes and rules of the federal and state regulatory bodies covering the sale of securities;
3.	No material adverse change in the Company’s operations or financial condition prior to closing;
4.	Satisfactory market conditions; and
5.	The signing of a definitive Selling Agency Agreement which will contain other terms relating to the offering.

Flexible Agree with FIG 5-25-07

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Warrant to Purchase Common Stock

1.
Introduction. Agreement made May 4th 2007, between Flexible Solutions International Inc., with offices at 615 Discovery St., Victoria, British Columbia V8T 5G4 (the “Company”), and FIG Partners, Energy, Research and Capital Group (Grantee”).

2.
Grant of Warrant. The Company grants to Grantee this warrant to purchase shares of the Company’s common stock (the “Shares”) in the amounts, at the price, and subject to all the terms and conditions set out in this agreement.

3.	Grant Date of Warrant. The grant date of this warrant is May 4th 2007.

4.
Total Number of Warrants Available. The total number of Shares that may be purchased by Grantee pursuant to this Agreement is five thousand eight hundred sixteen (5,816) shares, as set forth in Paragraph 5.

5.	Warrant Price. The price at which Grantee may buy the Shares is four dollars fifty cents (US$4.50) per Share.

6.	When Warrant Exercisable: Grantee may exercise the warrant rights at any time after the grant date but not later than three years from the grant date.

7.
Warrant Not Transferable. Grantee’s warrant rights may be exercised only by the Grantee or Grantee’s personal representative during Grantee’s lifetime and are not transferable except by will or by the laws of descent and distribution should Grantee die intestate. The warrant rights may not be sold, assigned, pledged, or hypothecated, and any attempt to do so shall be void. The warrant rights are not subject to levy, attachment, or other process of law, and any attempt to levy, attach, or otherwise transfer the warrant rights or place liens upon them shall be void.

8.	Termination of the Warrant. Except as otherwise provided herein, this Agreement shall expire May 3rd 2010, three years from the date of grant (the “Warrant Period”).

9.
The Company’s Merger, Reorganization, Etc. If, during the warrant period but before Grantee has exercised all of the warrant rights with regard to the total number of Shares available for purchase by Grantee, the Sharers of the Company’s common stock are changed into or exchanged for a different number or different kind of shares or other securities, either the Company’s or those of another company, this Agreement shall remain in force. However, there shall be substituted for each of the Shares the number and kind of shares or other securities for which each Share of the Company’s common stock was exchanged or into which each Share was changed. The shares or securities substituted for each Share of the Company’s common stock may be purchased by Grantee under this Agreement for a price appropriately adjusted for the substituted securities.

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10.
Declaration of Stock Dividends. If the Company issues a common stock dividend on the Company’s common stock, the number of Shares that may be purchased by Grantee thereafter shall be adjusted as follows: To each of the un-purchased Shares, there shall be added the number of Shares issued as a dividend on each Share of outstanding common stock; each of the Shares together with the additional Shares applicable to that Share shall be bought as one unit for the price set out for each of the Shares in Paragraph 5.

11.
Other Changes in the Company’s Stock. If there area any changes in the number or kind of Shares outstanding that affect the Company’s common stock or the stock or other securities into which the Company’s common stock has been changed, other than those described in Paragraphs 10 and 11, a majority of the Company’s Board of Directors may make such changes in the Shares available for purchase under this Agreement as the Board of Directors deems appropriate. Any adjustment in the Shares available for purchase made in accordance with this Paragraph shall be binding upon Grantee.

12.
The Company’s Liquidation, Dissolution, Etc. If the Company liquidates or dissolves or enters into a merger or consolidation in which the Company is not the surviving company, the Company shall give Grantee at least one month’s notice prior to the liquidation, dissolution, merger, or consolidation. Grantee shall have the right to exercise this Warrant in full, to the extent that is had not been previously exercised, within the one-month period. To the extent that Grantee’s warrant rights have not been exercised on the effective date of the liquidation, dissolution, merger, or consolidation, they shall terminate.

13.
Manner in Which Warrant Is Exercised During Grantee’s Lifetime. Any of Grantee’s warrant rights may be exercised by Grantee or Grantee’s personal representative during Grantee’s lifetime by written notice addressed to the Company’s corporate Secretary, signed by Grantee or Grantee’s personal representative. The notice shall state the number of Shares to be purchased and shall be accompanied by a certified check payable to the Company for the purchase price of Shares purchased. Immediately following payment of the check, the Company shall issue a certificate or certificates for the Shares purchased in Grantee’s or Grantee’s personal representative’s name and deliver it or them to the person who signed the notice.

14.
Manner in Which Warrant Is Exercised After Grantee’s Death. If Grantee has not fully exercised the warrant rights before Grantee’s death, then the persons designated by Grantee in writing on file with the Company or, if no such persons have been designated, Grantee’s executor or administrator, may exercise any of Grantee’s warrant rights during the warrant period. The rights shall be exercised in the same manner as provided in Paragraph 14 except that the person entitled to exercise the rights shall be substituted for Grantee or Grantee’s personal representative.

15.
Cashless Exercise. The Warrant Holder may choose cashless exercise. The Holder must notify the Company in an Exercise Notice of its election to utilize cashless exercise, in which event the Company shall issue to the Holder the number of Warrant Shares determined as follows:

2

X = Y [(A-B)/A]

Where: X = the number of Warrant Shares to be issued to the Holder.

Y = the number of Warrant Shares with respect to which this Warrant is being exercised.

A = the average of the closing prices for the five Trading Days immediately prior to (but not including) the Exercise Date.

B = the Exercise Price.

●
For purposes of Rule 144 promulgated under the Securities Act, it is intended, understood and acknowledged that the Warrant Shares issued in a cashless exercise transaction shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date this Warrant was originally issued.

16.
Violation of Law. The warrant granted by this Agreement may not be exercised if its exercise would violate any applicable state securities law, any registration under or any requirements of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules of an exchange on which the Shares are traded, any other federal law, or any law of applicable state securities laws.

17.
Unregistered Stock. If a registration statement for the Shares is not in effect or if Grantee’s attorneys require a writing from Grantee to avoid violation of the Securities Act of 1933, as amended, the Company may require a written commitment form the person exercising the warrant before delivery of the certificate or certificates for the Shares. The Commitment shall be in a form prescribed by the Company. It will state that it is the intent of the person exercising the warrant to acquire the Shares for investment only and not the intent of transferring or reselling them; that the person exercising the warrant has been told that the Shares may be “restricted shares” pursuant to Rule 144 of the Securities and Exchange Commission and that any resale, transfer, or other distribution of the Shares may only be made on conformity with Rule 144, the Securities Act of 1933, as amended, or any other federal statute, rule or regulation. The Company may place a legend on the face of the certificate or certificates in accordance with this Commitment and may refuse to permit transfer of the Shares unless it receives satisfactory evidence that the transfer will not violate Rule 144, the Securities Act of 1933, as amended, or any other federal statute, rule, or regulation.

Flexible Solutions International Inc.

_____________________________
Dan O’Brien, CEO

Flexible Warrant to Purch with FIG 5-24-07
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